UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 1, 2007

SL GREEN REALTY CORP.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

MARYLAND

(STATE OR OTHER JURISDICTION OF

INCORPORATION)

1-13199	13-3956775
(COMMISSION FILE NUMBER)	(IRS EMPLOYER
IDENTIFICATION NUMBER)

420 Lexington Avenue New York, New York	10170
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)	(ZIP CODE)

(212) 594-2700

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

N/A

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On August 7, 2007, SL Green Realty Corp. (the “Company”) filed a Form 8-K to disclose that it closed on the acquisition of Gramercy Capital Corp.’s (“Gramercy”) 45% equity interest  in the joint venture that owns One Madison Avenue in New York City (the “Property”) on August 1, 2007.  The Company is filing this Form 8-K/A to amend the Form 8-K filed on August 7, 2007.

ITEM 2.01	Completion of Acquisition or Disposition of Assets.

On August 17, 2007, SL Green Realty Corp. (the “Company”) closed on the acquisition of Gramercy Capital Corp.’s (“Gramercy”) 45% equity interest  in the joint venture that owns One Madison Avenue in New York City (the “Property”). The Company acquired Gramercy’s interest in the Property for approximately $147.9 million (and the assumption of Gramercy’s proportionate share of debt encumbering the Property of approximately $304.6 million). The Company now owns 100% of the Property.

The Company owns approximately 25% of the outstanding common stock of Gramercy as well as 64.83 units of the Class B limited partner interest in Gramercy’s operating partnership. Gramercy is managed by GKK Manager LLC, an affiliate of the Company. Certain executive officers of the Company are also executive officers of Gramercy. The amount of consideration paid for the Property was determined based on an appraisal of the Property and the transaction was approved by the independent directors of both Gramercy and the Company.

ITEM 9.01	Financial Statements and Exhibits.

Set forth below are the financial statements relating to the completed acquisition described above that are required to be filed as part of this Form 8-K/A:

(a)   Financial Statements of Business Acquired.

The financial statements required by this item will be filed by amendment not later than 71 calendar days after the date that a Form 8-K was required to be filed to disclose the completion of the acquisition.

(b)   Pro Forma Financial Information.

The financial information required by this item will be filed by amendment not later than 71 calendar days after the date that a Form 8-K was required to be filed to disclose the completion of the acquisition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

SL GREEN REALTY CORP.

Date: August 22, 2007	By:	/s/ Gregory F. Hughes
Gregory F. Hughes
Chief Financial Officer